UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2005

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Isabella Street, Pittsburgh, Pennsylvania	15212-5858
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-826-2688

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 18, 2005, Alcoa Inc. (“Alcoa”) committed to a plan to curtail aluminum production at its 61 percent-owned Eastalco aluminum smelter in Frederick, Maryland on December 19, 2005 because it has not been able to secure a new, competitive power supply for the facility. Alcoa issued possible lay-off notices to approximately 600 employees in October, saying a curtailment was possible if a new power arrangement was not achieved soon. Approximately 100 employees will continue to be employed while the plant is prepared for curtailment, but that will drop to approximately 25 employees over time for site holding and maintenance activities. Alcoa will also continue to homogenize, cut to length, and distribute billet cast at other Alcoa locations using Eastalco’s existing equipment, maintaining billet capacity to serve customers.

Alcoa’s fourth quarter 2005 results will include a charge of approximately $14 million (pre-tax), representing cash severance costs associated with the curtailment. All associated layoffs will be implemented over the next 12 months.

While the smelter is curtailed, the company will continue to work with government and local officials to seek ways to secure a competitively-priced, long-term power supply for the 195,000 metric ton per year (mtpy) smelter.

A copy of Alcoa’s press release dated November 23, 2005 announcing the curtailment is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

99	Alcoa Inc. press release dated November 23, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Lawrence R. Purtell
Lawrence R. Purtell
Executive Vice President and
General Counsel

Dated: November 23, 2005

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EXHIBIT INDEX

Exhibit No.	Description
99	Alcoa Inc. press release dated November 23, 2005.

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